EXHIBIT 99


CIPS                     NEWS FROM/Central Illinois Public Service Company
____
Central Illinois Public Service Company

                              Public Relations Contacts

                              Ed Cobau            Lynne Galia
                              Office 217/525-5238 Office 217/525-5232
                              Home 217/793-1615   Home 217/698-9210

                                             FOR IMMEDIATE RELEASE

Springfield, IL (Friday, June 21) - Central Illinois Public Service Co. Friday announced a plan to switch fuels at its Newton Power Station Unit 1 in Jasper County. The fuel switch is expected to benefit all customers by lowering electricity costs, said Clifford L. Greenwalt, the utility's president and chief executive officer. He estimated all-in total savings in excess of $100 million over a 10-year period.

"CIPS plans to begin burning low-cost, low-sulfur coal from out of state at Newton Unit 1, thereby avoiding the need for substantial renovation to the flue gas desulfurization equipment (scrubber) in use at the station since 1979," said Greenwalt. "When the fuel switch is made, we will cease taking delivery of high-sulfur coal from the Delta mine, located near Harrisburg in southern Illinois."

For many years CIPS has purchased 1.3 to 1.5 million tons of high-sulfur coal annually from the Delta mine of Amax Coal Co., a Cyprus Amax Minerals company, under a contract which expires at the end of 2002. CIPS and Cyprus Amax have signed a letter of intent which calls for the parties to enter into an amendment to their existing contract. Under this amendment, CIPS would make a $70 million prepayment later this year and not continue to buy high-cost, high-sulfur coal under the existing contract.

"We analyzed many options, including continuing to burn Illinois coal and renovating the scrubber," Greenwalt said. "The decision to switch to out-of-state, low-sulfur coal, which will not require use of the scrubber, will result in substantial savings for all CIPS customers."

The anticipated $100 million in savings is the net result of payment of the prepaid charge, significantly lower delivered coal costs, elimination of costs to renovate the scrubber and avoidance of its related operation and maintenance expenses, Greenwalt said. "It is essential for us to keep our costs as low as possible to maintain the economic vitality of our service area as we compete with other power suppliers," he emphasized.

Plans are to purchase low-sulfur, out-of-state coal to supply Newton Unit 1 through the remainder of 1996. The initial coal switch is not expected to require any significant additional capital expenditures. The final agreement will provide options for future purchases of low-sulfur coal from Cyprus Amax by CIPS in 1997, 1998 and 1999.
CIPS will request the Illinois Commerce Commission to review certain aspects of the proposal, including recovery of the $70 million prepayment over a number of years, the purchases of out-of-state coal, continued recovery of the investment in the scrubber, and the proper accounting treatment for the transaction.

Under the proposal with Cyprus Amax, CIPS would not be required to proceed with the transaction if CIPS determines that the regulatory treatment is unsatisfactory.

"This is a complex proposal," said Greenwalt, "and while we cannot predict what the regulatory treatment will be, we believe we can demonstrate that the fuel switch will produce significant overall benefits for our customers. If the transaction is fully implemented as proposed, customers will begin to realize modest savings immediately, with greater benefits realized over the longer term."

He pointed out CIPS will continue to be a large purchaser of Illinois coal even after the fuel switch at Newton. Nearly 2.7 million tons of Illinois coal would be purchased annually for the utility's other generating stations.

The utility expects external financing in 1996 to be less than $100 million to fund the prepaid charge due Cyprus Amax and for other previously planned financings.

CIPS provides electric service to about 317,000 customers in 557 communities within a 20,000 square mile area in central and southern Illinois.


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PLEASE NOTE:  Press inquiries concerning the Delta mine may be directed to
Mike Rounds of Cyprus Amax at (303) 643-5186.